Exhibit 99.(d)(4)

SECOND AMENDMENT TO SUB-INVESTMENT ADVISORY AGREEMENT

August 15, 2007

Credit Suisse Asset Management Limited

One Cabot Square

London, E14 4QJ

Dear Sirs:

This amends the Sub-Investment Advisory Agreement dated as of May 1, 2002, and amended July 22, 2002 (the “Sub-Advisory Agreement”), by and among the Credit Suisse Global Fixed Income Fund, Inc. (the “Fund”), Credit Suisse Asset Management, LLC (“Credit Suisse”) and Credit Suisse Asset Management Limited (London) (the “Sub-Adviser”).  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Sub-Advisory Agreement.

In consideration of the covenants and agreements expressed herein, the parties agree as follows:

1.           Effective September 1, 2007, Schedule A to the Sub-Advisory Agreement will read as follows:

“SCHEDULE A

Credit Suisse will pay the Sub-Adviser a fee equal to fifty percent of the fee that Credit Suisse is paid by the Fund as investment adviser, after any fee waivers and/or expense reimbursements by Credit Suisse, voluntary or contractual, but before payments to any sub-adviser (the “Advisory Fee”), one quarter of which shall be payable in U.S. dollars in arrears on the last business day of each calendar quarter.  Should the Advisory Fee be decreased for any reason and at any time, the Sub-Adviser shall be paid fifty percent of such decreased fee.  The fee for the first period during which this amended Schedule A is in effect shall be pro-rated for the portion of the calendar quarter that the amended Schedule A is in effect.”

2.        Fees shall cease to accrue under the previous compensation structure on August 31, 2007 and such fees shall be paid to the Sub-Adviser as soon as practicable.

3.         The parties agree that the provisions of the Sub-Advisory Agreement, except as amended by this Amendment shall continue in full force and effect.

[signature page follows]

Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

Very truly yours,

CREDIT SUISSE ASSET MANAGEMENT, LLC

By:	/s/ Keith M. Schappert
Name: Keith M. Schappert
Title: Managing Director

CREDIT SUISSE GLOBAL FIXED INCOME FUND, INC.

By:	/s/ Keith M. Schappert
Name: Keith M. Schappert
Title: Chief Executive Officer

CREDIT SUISSE ASSET
MANAGEMENT LIMITED

By:	/s/ Sarah Houghton
Name: Sarah Houghton
Title: Managing Director

By:	/s/ Mark Tickle
Name: Mark Tickle
Title: Director